Exhibit 99.2

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News Release
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FOR RELEASE WEDNESDAY, DECEMBER 20, 2000

                      AT&T UPDATES FOURTH QUARTER GUIDANCE

         NEW YORK - AT&T (NYSE-T) today updated guidance regarding anticipated revenue and earnings for the fourth quarter of 2000.

         The company said its fourth quarter revenue growth would be lower than previously projected due to industry-wide factors affecting its Consumer and Business voice long distance business and changes in the anticipated signing of certain large network management contracts by its Solutions unit.

         Based on these trends, AT&T said it expects overall top-line revenue to grow 2.5 to 3 percent in the fourth quarter, compared to previous guidance of 4 to 5 percent. The company said Business Services revenue is expected to grow by about 1 percent, rather than the previously anticipated 2.5 percent, primarily as a result of changes in anticipated contract signings by its Solutions unit, but also due to industry-wide pricing pressures. AT&T said its Consumer Services revenue continues to be affected by slower than expected industry growth and increased technology substitution. As a result, Consumer Services revenue for the fourth quarter is expected to decline at a mid-teens rate, compared to the nearly 11-percent decline previously projected.

         AT&T noted it expects fourth quarter growth in data and Internet revenue will maintain its third-quarter growth rate of more than 20 percent.

         The company said its Broadband unit is expected to deliver similar or slightly improved fourth quarter revenue growth compared to its third-quarter rate of 10.8 percent.

         AT&T said its Wireless business is performing well relative to its expectation of reaching the high end of its 30-35 percent revenue growth target for the year.

         AT&T said it expects operational earnings per share for the fourth quarter to be in the range of 26 - 28 cents, compared to the 29 - 33 cents previously projected, and operational cash earnings per share to be in the range of 45 - 47 cents, compared to the previous forecast of 49 - 52 cents.

         AT&T is scheduled to release full fourth quarter results in late January, 2001, and expects to give further guidance on next year's expected financial results at that time. However, the company said that fourth quarter 2000 performance in Consumer and Business Services will likely impact some of the outlook measures for those businesses in 2001.

         The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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